UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DESTINY MEDIA TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in Its Chapter)

COLORADO	84-151745
(State of Incorporation)	(I.R.S. Employer Identification No.)

1055 West Hastings Street, Suite 1040
Vancouver, BC, Canada V6E 2E9
Telephone: (604) 609-7736
(Address and Telephone Number of Principal Executive Offices)

AMENDED 1999 STOCK OPTION PLAN
(Full Title of the Plan)

DESTINY MEDIA TECHNOLOGIES INC.,
Attention: Steve Vestergaard, President
1055 West Hastings Street, Suite 1040
Vancouver, BC, Canada V6E 2E9
Telephone: (604) 609-7736
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.001 par value	3,750,000 Shares	$0.427 Per Share	$1,601,250	$202.88

(1)
This registration statement covers the common stock issuable upon the exercise of options issued under our Amended 1999 Stock Option Plan to directors, officers, employees and eligible consultants of the registrant.

(2)
This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Amended 1999 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)
The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon: (i) the exercise price of $0.43 per share of outstanding options to purchase 3,160,750 shares that have been issued under our Amended 1999 Stock Option Plan; (ii) the market price of our common stock of $0.41 per share as of April 14, 2004 with respect of the remaining options to purchase 589,250 shares that may be granted pursuant to Amended 1999 Stock Option Plan. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.

Copies to:
Michael H. Taylor, Esq.
Lang Michener LLP
1055 West Georgia Street, Suite 1500
Vancouver, British Columbia V6C 4N7

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.     Incorporation of Documents by Reference.

The following documents filed by Destiny Media Technologies Inc. (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 10-KSB for the year ended August 31, 2003 filed with the Securities and Exchange Commission on November 28, 2003;

(2)	The Company’s Quarterly Report on Form 10-QSB for the three months ended November 30, 2003 filed with the Securities and Exchange Commission on January 14, 2004;

(3)	The Company’s Quarterly Report on Form 10-QSB for the six months ended February 29, 2004 filed with the Securities and Exchange Commission on April 14, 2004;

(4)
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report with the Securities and Exchange Commission on November 28, 2003;

(5)
The description of the Company’s Common Stock which is contained in the Company’s Form 10-SB Registration Statement, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) originally on November 23, 1999 and as amended through April 24, 2000.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item 5.     Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anderson & Keil, independent legal counsel to the Company, has provided an opinion regarding the due authorization and valid issuance of the shares of Common Stock.

Item 6.     Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Colorado Business Corporations Act (the "CBCA"), the Articles of Incorporation and the Bylaws of the Company.

Under Article 7-109-102 of the CBCA, a corporation may indemnify an officer or director made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a)	The person conducted himself or herself in good faith; and

(b)	The person reasonably believed:

(i) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

(ii) In all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

A corporation may not indemnify a director under the CBCA:

(a)	In connection with a proceeding by or in the right of the corporation in which the director as adjudged liable to the corporation; or

(b)
In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Under the CBCA, a corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102.

Under Article 7-109-103 of the CBCA, a corporation shall indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding, unless limited by the corporation’s articles of incorporation. The Company’s articles of incorporation do not contain any such limitation.

The Company’s articles of incorporation provide that the Company shall indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of the Company against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the Company’s request. The Company shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

The Bylaws of the Company provide that the Company shall indemnify any officer and director against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined in accordance with the Bylaws of the Company that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company’s best interest, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

No indemnification shall be made under the Bylaws of the Company to an officer or director with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the officer or director was adjudged liable to the corporation or in connection with any proceeding charging the officer or director derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under the Bylaws in connection with a proceeding brought by or in the right of the Company shall be limited to reasonable expenses, including attorney’s fees, incurred in connection with the proceeding.

The Bylaws also provide that the Company shall indemnify any officer or director who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under the Bylaws against expenses (including attorneys’ fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the Company other than the determination in good faith that the defense has been wholly successful.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit
Number	Description of Document

5.1	Opinion of Anderson & Keil, independent legal counsel, regarding the due authorization and valid issuance of the shares of Common Stock, with consent to use.

10.1	Amended 1999 Stock Option Plan
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Grant Thornton LLP, Independent Auditors
24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.     Undertakings.

The Company hereby undertakes:

(1)	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

		(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

		(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Destiny Media Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on April 15, 2004.

DESTINY MEDIA TECHNOLOGIES INC.

By:	/s/ Steve Vestergaard

Steve Vestergaard, President and Director
(Principal Executive Officer)
(Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steve Vestergaard, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Steven Vestergaard	Principal Executive Officer,	April 15, 2004
STEVEN VESTERGAARD	Principal Financial Officer,
Principal Accounting Officer
and Director

/s/ Edward Kolic	Secretary	April 15, 2004
EDWARD KOLIC	and Director

/s/ Lawrence J. Langs	Director	April 15, 2004
LAWRENCE J. LANGS